Exhibit 99

News
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PPG makes revised proposal to combine with AkzoNobel

•	Proposal of €90.00 (cum dividend) per ordinary share is a 40 percent premium to the unaffected AkzoNobel stock price of March 8, 2017

•	PPG has provided its proposal to the Boards of AkzoNobel and has repeatedly offered to meet to discuss the proposal and negotiate a recommended transaction

•	AkzoNobel refused to meet and rejected PPG’s significantly enhanced proposal one day after it was delivered

•
PPG has advised AkzoNobel that there are clear paths to regulatory approval based on the broad, complementary geographic footprint of the businesses, and AkzoNobel has rejected PPG’s proposal that the companies’ respective antitrust experts meet to confirm approach

•	Combined company to maintain a solid investment grade credit rating

•	Combined company enhances global breadth and financial growth prospects

•	Compelling opportunity with benefits for stakeholders of both companies

•	Comprehensive proposal addresses all relevant non-financial matters to the benefit of AkzoNobel and its stakeholders

•	PPG remains willing to meet with AkzoNobel

PITTSBURGH, March 22, 2017 - PPG (NYSE:PPG) today announced that it made a revised proposal on March 20, 2017 to acquire Akzo Nobel N.V. (AKZA.AS; AKZOY) for €90.00 (cum dividend) per ordinary share, comprised of cash of €57.50 and 0.331 share of PPG common stock. This represents an increase of €7.00 per ordinary share from PPG’s initial offer. Including the assumption of net debt and minority interests, the proposed transaction is valued at approximately €24.5 billion, or $26.3 billion.

PPG was informed today that AkzoNobel rejected this latest proposal. To date, the Boards of AkzoNobel have not accepted PPG’s multiple invitations to discuss its proposals and negotiate a recommended transaction.

PPG believes this revised proposal strengthens a very attractive and highly compelling opportunity for both AkzoNobel and PPG, their respective shareholders and other stakeholders, and comprehensively addresses all relevant non-financial matters. PPG continues to believe strongly that a combination of the two companies presents a unique opportunity to build on the heritage and legacies of the respective businesses, and that the combination is in the best interest of both companies’ shareholders and other stakeholders.
Michael McGarry, Chairman and CEO of PPG, said, “We believe the revised proposal presents an opportunity for AkzoNobel’s shareholders to realize extraordinary value, by any measure, for their shares in AkzoNobel. It provides them with a premium valuation and the opportunity to receive substantial and immediate cash consideration and participate in the success of the enterprise through ownership of shares in the combined company.”

The €90.00 (cum dividend) per ordinary share proposal would provide a 40 percent premium to AkzoNobel shareholders based on AkzoNobel’s unaffected closing stock price of €64.42 on March 8, 2017, and is 39 percent above AkzoNobel’s 52-week high stock price prior to disclosure of PPG’s earlier proposal. The acquisition is expected to be immediately accretive to PPG’s earnings per share, excluding expected one-time transaction related costs, and value enhancing to PPG’s shareholders. PPG’s revised proposal provides a premium valuation for all of AkzoNobel as presently constituted, including the coatings businesses and the specialty chemical business.

PPG’s revised proposal reflects annual run rate synergies of at least $750 million, which could be achieved from a combination of the two companies. A substantial portion of these synergies relate to raw material purchasing, supply-chain management and optimizing distribution networks based upon PPG’s experience in acquiring AkzoNobel’s North American Decorative Coatings business.

“A combination of PPG and AkzoNobel would result in enhanced financial growth prospects for the combined company in the coming years, which will also accrue to the benefit of all stakeholders of the combined business,” McGarry said. “PPG has continued to carefully consider the interests of all AkzoNobel stakeholders, including shareholders, employees, customers and the communities it serves. We look forward to the opportunity to engage in dialogue with AkzoNobel leadership, members of its supervisory board and other stakeholders to further discuss the merits of this revised proposal, negotiate a transaction and work together towards an agreement on mutually acceptable terms. We are respectful of the questions and concerns that have been raised and look forward to addressing these in a collaborative manner.
“We are hopeful that AkzoNobel engages with us promptly in order to further discuss and explore the benefits of a combination for its stakeholders, including substantial commitments regarding employees in The Netherlands, research and development and sustainability.”
Terms of the Revised Proposal
PPG continues to believe that its initial proposal presented a unique and compelling value for AkzoNobel and its shareholders. Under its comprehensive revised proposal, PPG would acquire all of AkzoNobel’s outstanding ordinary shares (including ordinary shares represented by American depositary shares), at a value of €90.00 (cum dividend), consisting of €57.50 in cash and 0.331 share of common stock of PPG per outstanding ordinary share (or for each three

American depositary shares). The total value of €90.00 is based on PPG’s closing stock price of $105.57 and the prevailing exchange rate ($1.074/Euro) on March 20, 2017.
PPG’s revised proposal represents:

•	A value for the total outstanding equity of AkzoNobel of approximately €22.7 billion;

•	A premium of 40 percent over the unaffected closing price of AkzoNobel of €64.42 on March 8, 2017;

•	A premium of 39 percent over the 52-week high unaffected closing price of AkzoNobel of €64.81 on March 2, 2017;

•	A premium of 45 percent over the volume weighted average price per AkzoNobel share of €62.07 over the three months ending March 8, 2017;

•	A premium of 32 percent over the unaffected 12-month median broker target price per AkzoNobel share of €68.00; and

•	An attractive implied EV/EBITDA multiple of 11.6x for 2016 (based on 2016 reported financials).

Strategic Rationale to Combine Companies

Strategically, the combination of AkzoNobel and PPG would create an enhanced global paints, coatings and specialty materials company, combining complementary products, technologies and geographies, and would:

•	Create a stronger competitor in a highly competitive global marketplace, offering a broader line of products and technologies cost-effectively to a more diverse customer base;

•
Establish an expanded portfolio of flagship technologies and brands, including combining PPG’s electrocoat, compact process, waterborne and light-weighting technologies with AkzoNobel’s advances in sustainable formulations and practices and its global Dulux, Sikkens and International Paint brands;

•	Enhance the breadth and speed of research, development and delivery of new products with extensive geographic scope and technological reach;

•	Create significant cross-selling opportunities along with a diversified combined sales force to drive incremental organic sales growth;

•	Optimize our combined operational capabilities and footprint with world-class people and facilities;

•
Be a complementary cultural fit and continue both companies’ longstanding commitment to being good employers and corporate citizens that operate in a sustainable and socially responsible manner. By adding PPG’s Sustainability focus and its COLORFUL COMMUNITIES™ projects together with AkzoNobel’s Planet Possible and Human Cities initiatives, the combined company can enhance the benefits to customers, the environment and the communities in which people live and operate; and

•	Create a larger enterprise that will provide more personal growth opportunities for all our combined employees while enhancing our presence and importance in more communities around the world.

PPG Commitment and Focus

In considering its proposal, PPG believes it is important to underscore the following:

•
Strong Cultural Fit: As a peer of AkzoNobel with a global presence, including in The Netherlands, PPG has great familiarity with and appreciation for AkzoNobel’s history and culture. PPG has long admired and continues to admire the great value that AkzoNobel places in its employees, customers, suppliers and other stakeholders. PPG’s values bear remarkable similarity to AkzoNobel’s - holding a deep appreciation for how vital each of these stakeholders is to the success of the company and the communities where it operates. Like AkzoNobel, PPG understands the importance of being a responsible corporate citizen, and places great emphasis on doing so throughout the organization. Based on what PPG knows and has seen through the interactions of the two companies, including through PPG’s acquisition of AkzoNobel’s North American Decorative Coatings business and watching AkzoNobel successfully acquire and integrate ICI Plc in the United Kingdom, PPG is convinced that a business combination of the two companies would bring together two cultures that emulate one another in important ways, enabling the two companies to continue and reinforce both companies’ longstanding commitment to being good employers and corporate citizens that operate in a sustainable and socially responsible manner.

•
Proven Ability to Complete Complex Transactions: PPG’s management team has a demonstrated ability to structure and complete large, global and complex transactions spanning a variety of jurisdictions. PPG has successfully integrated more than 50 acquisitions in the last 15 years, including the acquisitions of SigmaKalon, AkzoNobel’s North American Decorative Coatings business and Comex. PPG, along with its financial and legal advisors, has spent considerable time and effort in preparation of the revised proposal, to enable the companies to expeditiously agree on and complete this transaction. PPG’s track record and the care with which it has prepared its revised proposal should provide a high level of comfort regarding the completion of a transaction with PPG.

•
Strong Financial Capability: PPG is committed to maintaining a solid investment grade credit rating for the combined company. PPG has a strong balance sheet, ample liquidity and solid investment grade ratings from all three major U.S.-based credit rating agencies. The company has reliable and ready access to low-cost capital through cash on hand, and both the public debt and equity capital markets. PPG does not require and its proposal would not be subject to a financing contingency.

•
History of Strong Performance: Over the past five years, PPG has delivered total shareholder return of 146 percent, outperforming its industry peer group. PPG has paid uninterrupted annual dividends since 1899, including approximately $1.9 billion in dividends in the last five years, and 45 consecutive years of annual per share increases. PPG’s businesses generate top-tier financial returns and consistently generate strong cash flow. This history of delivering above-market returns to shareholders, together with PPG’s strong financial performance, demonstrates that, following a combination of the two companies, PPG can continue to deliver the returns that shareholders have come to expect.

•
Commitment to Employees: At PPG, we understand the importance of employees to the long-term success of our company, and the importance of investing in our employees and providing more opportunities. PPG will respect the existing employment terms of the employees of AkzoNobel, including any existing social plans, pension plans and covenants, as well as the terms of the existing individual employment agreements between AkzoNobel and its employees, in accordance with their terms. PPG looks forward to engaging with the AkzoNobel works councils to present its vision and commitment to them.

•
Commitment to Research and Development: Like AkzoNobel, PPG is embedded in the communities in which we operate and committed to investing to discover and develop new products and technologies. Far from weakening AkzoNobel’s long-term commitment to research and development initiatives at major European universities and research centers, PPG has every intention of continuing the substantial investment in research and development.

•
Commitment to the Netherlands: While the overall combined company will be headquartered in Pittsburgh, we expect AkzoNobel’s current locations in The Netherlands and throughout Europe to continue to play a significant and meaningful role in the future operations of the combined company. PPG is willing to reconfirm its commitment to AkzoNobel that, at a minimum, the global protective and marine business leadership will be based in Europe and the global architectural and specialty materials leadership, including their specialty chemicals business would be based in The Netherlands.

•
Commitment to Communities: PPG has a history of dedicating its financial resources, applying its products and using the energy of its passionate employee volunteers to address the needs of the communities where it operates. In 2016, PPG supported hundreds of community organizations across 25 countries, including 15 Colorful Communities projects throughout Europe, with another 15 projects identified for the region in 2017.

•
Governance and Management: PPG anticipates that the stewardship provided by AkzoNobel’s leadership would continue at the combined company. In addition to adding an AkzoNobel director to PPG’s current Board of Directors to help guide the future direction and strategy of the enlarged, global company, PPG would anticipate significant opportunities for AkzoNobel’s management team to contribute to the long-term success of the combined company. PPG has a history of providing opportunities for leadership and growth to employees of acquired businesses, including the management teams. As a point of reference, approximately twenty-five (25) of PPG’s current one hundred (100) leaders, including two (2) of the seven (7) executive officers, joined PPG via an acquisition of their company and play critical roles in the company today.

•	Brands: The combined company will continue the legacies of both companies, including the use of flagship brands and technologies and investment in research, development and innovation.

•
Corporate Social Responsibility: The combined company will also continue to maintain a commitment to operate in a sustainable and socially-responsible manner. PPG has demonstrated a strong commitment to sustainability, with more than 30 percent of its net sales from sustainable products, and significant reductions in energy intensity and greenhouse gas emissions. To aid PPG in addressing the concerns of employees and other stakeholders, PPG would expect to form an integration committee with representatives from both companies to help manage a successful integration of the two companies and preserve the strengths and cultures of each.

“Like PPG, AkzoNobel has a long, proud history and a demonstrated commitment to innovation, sustainability, community engagement and people development,” added McGarry. “We would look to continue to build on these commitments and demonstrate the positive difference that the combined company can make with all stakeholders, including customers, employees and society in general. We are excited at the possibilities that can be accomplished together in the future.”
PPG is ready to move swiftly and is in a position to complete a confirmatory due diligence simultaneously with the negotiation of a merger protocol with a view to come to a recommended transaction within a short period of time. PPG expects such merger protocol to be customary for transactions of this nature, in particular with respect to non-financial covenants relating to employees, integration, governance, strategy, organization and post-closing restructurings.

PPG has submitted a proposal to the Boards of AkzoNobel to combine their respective businesses by way of a public offer for all issued and outstanding ordinary shares of AkzoNobel. The offer will be subject to pre-offer and offer conditions customary for transactions of this nature, including but not limited to a minimum acceptance level, required regulatory clearances having been obtained, PPG’s shareholders having approved the issuance of PPG common stock and no material adverse change having occurred. PPG will determine and confirm the conditions to the offer in accordance with applicable laws.

No agreement has been reached and there can be no assurances that any transaction will result from this proposal.

PPG will make further announcements if and when appropriate.
This is a public announcement by PPG pursuant to the provisions of section 5 paragraph 2 of the Decree on Public Takeover Bids (Besluit openbare biedingen Wft) of the Netherlands in connection with a potential voluntary public offer by PPG for all the issued and outstanding ordinary shares in the capital of AkzoNobel. This announcement does not constitute an offer, or any solicitation of any offer, to buy or subscribe for any securities. Any offer will be made only by means of an offer memorandum. This announcement is not for release, publication or distribution, in whole or in part, in, into or from, directly or indirectly, any other jurisdiction in which such release, publication or distribution would be unlawful.

PPG Overview and its History and Commitment in The Netherlands

PPG: WE PROTECT AND BEAUTIFY THE WORLD™

PPG is a leading global supplier of paints, coatings and specialty materials. PPG has annual revenues of approximately $15 billion and a current market capitalization of approximately $27 billion. Over $4.1 billion of PPG’s annual revenues is in Europe, with approximately $360 million in annual revenues in The Netherlands where it has a deep commitment and a long history in the country, dating back nearly 300 years.

Today, PPG employs more than 45,000 employees worldwide, with nearly 1,000 in The Netherlands and another 14,000 across the rest of Europe, the Middle East and Africa. PPG operates over 150 plants globally, including 45 plants across 15 countries in Europe, with facilities in Tiel, Delfzijl, Amsterdam, Uithoorn, and Den Bosch in The Netherlands.

At PPG, employees work every day to develop and deliver the paints, coatings and materials that customers trust to protect and beautify their products. Through dedication and creativity, PPG employees solve their customers’ biggest challenges, collaborating closely to find the right path forward.

PPG serves the construction, consumer products, industrial and transportation markets and aftermarkets. Ranked 182 on the FORTUNE 500, PPG was named Fortune’s most admired company in the chemicals sector in 2017.

Every day, PPG collaborates with employees and community partners to make its vision of bringing color and brightness to communities a reality. PPG dedicates its financial resources, products and its passionate employee volunteers to address the needs of communities and to help transform and brighten lives.

In 2016, PPG supported hundreds of community organizations across 25 countries. PPG’s signature program is its COLORFUL COMMUNITIES™ initiative, which increases its commitment to invest in communities and supports projects that transform community spaces, providing PPG volunteers and donated PPG products. Since the program’s launch, PPG employee volunteers completed nearly 60 Colorful Communities projects, positively impacting 1.8 million people. This included 15 projects in Europe, including the beautification of the Amsta Karaad residential care facility in Amsterdam. PPG has approximately 80 Colorful Communities projects planned for 2017, with more than 15 identified within Europe.

PPG also has been a significant financial contributor to the NEMO Science Center in Amsterdam, and the company matches employee charitable contributions in The Netherlands and across Europe in addition to our North American operations.

PPG will soon be reporting in its 2016 Sustainability Report that since 2012, the company has reduced its waste disposal intensity by 11% and reduced its greenhouse gas intensity by 29%, to mention just a few of the accomplishments. PPG’s efforts and activities have been recognized worldwide, including in 2015, when Fiat Chrysler Automobiles Group named PPG its “Sustainability Supplier of the Year” for the Europe, Middle East and Africa region.

For a copy of the revised proposal letter from PPG to AkzoNobel, click here. To learn more about PPG, visit www.ppg.com.

Forward-Looking Statements

This press release contains certain statements about PPG Industries, Inc. (“PPG”) that are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These matters involve risks and uncertainties as discussed in PPG’s periodic reports on Form 10-K and Form 10-Q, and its current reports on Form 8-K, filed from time to time with the Securities and Exchange Commission. The forward-looking statements contained in this press release include statements about the proposed acquisition of AkzoNobel N.V. (“AkzoNobel”) by PPG (such proposed acquisition, the “Transaction”), the terms of the proposed Transaction and the expected benefits of the Transaction for PPG, AkzoNobel and their respective shareholders. Without limitation, any statements preceded or followed by or that include the words “targets,” “plans,” “believes,” “expects,” “intends,” “will,” “likely,” “may,” “anticipates,” “estimates,” “projects,” “should,” “would,” “could,” “positioned,” “strategy,” “future,” or words, phrases or terms of similar substance or the negative thereof, are forward-looking statements.

These statements are based on the current expectations of the management of PPG and are subject to uncertainty and to changes in circumstances and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. In addition, these statements are based on a number of assumptions that are subject to change. Such risks, uncertainties and assumptions include: whether an agreement in respect of the Transaction will be negotiated and executed; uncertainties as to whether AkzoNobel will cooperate with PPG regarding the Transaction and whether AkzoNobel’s management or supervisory boards will endorse the Transaction; the effect of the announcement of the Transaction on the ability of PPG and AkzoNobel to retain customers, to retain and hire key personnel and to maintain favorable relationships with suppliers; the terms of the proposed Transaction; the timing of the proposed Transaction; the satisfaction of any conditions to the completion of the Transaction and other risks related to the completion of the Transaction and actions related thereto; risks relating to any unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, economic performance, indebtedness, financial condition, future credit ratings, future prospects; business and management strategies; the expansion and growth of PPG’s and AkzoNobel’s operations; PPG’s ability to integrate AkzoNobel’s business successfully after the closing of the Transaction and to achieve anticipated synergies and benefits; and the risk that disruptions from the Transaction will harm the combined companies’ business. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and PPG undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

Additional Information About the Proposed Transaction and Where To Find It
An agreement in respect of the Transaction described in this press release has not yet been executed, and this press release is neither an offer to sell securities, a solicitation of a proxy, nor a substitute for a registration statement or proxy statement or other filings that may be made with the SEC. Any proxy solicitation of PPG’s shareholders will be made through materials filed with the Securities and Exchange Commission (“SEC”) and no offer of securities to U.S. security holders or holders of ADRs representing AkzoNobel shares shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended. Should an agreement with respect to the Transaction be reached, PPG expects to file relevant materials with the SEC, including a registration statement on Form S-4 and a proxy statement. Investors and security holders are urged to read all relevant documents filed with the SEC (if and when they become available), including the prospectus and proxy statement, because they will contain important information about the Transaction. Investors and security holders will be able to obtain these documents (if and when available) free of charge at the SEC’s website http://www.sec.gov, or from PPG’s website http://investor.ppg.com/.
Participants in the Solicitation
This press release is neither a solicitation of a proxy nor a substitute for any proxy statement or other filings that may be made with the SEC. Nonetheless, PPG and its affiliates and their directors and executive officers and certain employees may be deemed to be participants in the solicitation of proxies from the holders of PPG common stock with respect to the Transaction. Information about such parties and a description of their interests are set forth in PPG’s 2017 Annual Report. Additional information regarding the interests of such participants will also be included in the materials that PPG would file with the SEC in connection with a Transaction. These documents (if and when available) may be obtained free of charge from the SEC’s website http://www.sec.gov or PPG’s website http://investor.ppg.com/.

PPG
One PPG Place
Pittsburgh, PA 15272

T: +1.412.434.3930
F: +1.412.434.2134

Michael H. McGarry
Chairman and Chief Executive Officer

20 March 2017

Strictly Private and Confidential
Antony Burgmans                Ton Büchner
Chairman of the Supervisory Board        Chief Executive Officer, Chairman of the
Akzo Nobel N.V.                Board of Management and the Executive Committee
AkzoNobel Center                 Akzo Nobel N.V.
Christian Neefestraat 2             AkzoNobel Center
1077 WW Amsterdam             Christian Neefestraat 2
The Netherlands                1077 WW Amsterdam
The Netherlands

Dear Messrs. Burgmans and Büchner,
We received your letter and your press release of 9 March 2017, rejecting our proposal of 2 March 2017, and have read your public statements since then. As you know, we attempted to arrange an in-person meeting to present an improved offer, but you were unwilling to meet with us, so I am sending this letter.
We believe our original proposal offered a compelling strategic opportunity and extraordinary value to all of AkzoNobel’s stakeholders, including your shareholders, and we looked forward to engaging in private dialogue to negotiate a transaction. We continue to believe strongly that a combination of our two companies presents a compelling opportunity for us to build on the successful legacies of our respective businesses. We also believe strongly that none of the objections stated in your letter or your press release are obstacles to a transaction.
As I indicated in my call with Mr. Burgmans and my subsequent email, we are prepared to significantly increase the price we are offering to AkzoNobel’s shareholders in an effort to encourage your immediate engagement. Our revised proposal is set out below.
PPG Overview and its History in and Commitment to The Netherlands
PPG is a leading global supplier of paints and coatings, aerospace, optical, fiberglass, and specialty materials. PPG has annual revenues of approximately $15 billion and a current market capitalization of approximately $27 billion. Over $4.1 billion of our annual revenues is in Europe, with approximately $360 million in annual revenues in The Netherlands. As this indicates, PPG has a deep commitment to The Netherlands and a long history in the country, dating back nearly 300 years. Today we employ more than 45,000 employees worldwide, with nearly 1,000 in The Netherlands and another 14,000 across the rest of Europe, the Middle East and Africa. PPG operates over 150 plants globally, including 45 plants across 15 countries in Europe, with facilities in Tiel, Delfzijl, Amsterdam, Uithoorn, and Den Bosch in The Netherlands. Upon consummation of a combination of our two companies, we would expect that the combined company will carry forward our commitment and enhance our ties to The Netherlands, Europe and the other locations in which our two companies operate.
In considering our proposal, we believe it is important to keep in mind the following, including a number of points we made in our 2 March letter:

•
Strong Cultural Fit:  As a peer of AkzoNobel with a global presence, including in The Netherlands, we have great familiarity with and appreciation for AkzoNobel’s history and culture.  We have long admired and continue to admire the great value that AkzoNobel places in its employees, customers, suppliers and other stakeholders.  PPG’s values bear remarkable similarity to AkzoNobel’s - we hold a deep appreciation for how vital each of these stakeholders is to the success of our company and the communities in which we operate.  Like AkzoNobel, we understand the importance of being a responsible corporate citizen, and place great emphasis on doing so throughout our organization.  Based on what we know and have seen through the interactions of our two companies, including through our acquisition of AkzoNobel’s North American Decorative Coatings business and watching AkzoNobel successfully acquire and integrate ICI Plc in the United Kingdom, we are convinced that a business combination of our two companies would bring together two cultures that emulate one another in important ways, enabling us together to continue and reinforce both companies’ longstanding commitment to being good employers and corporate citizens that operate in a sustainable and socially responsible manner.

•
Proven Ability to Complete Complex Transactions: In your 9 March letter, you raise concerns about the complexity, size and risks of the proposed transaction. PPG’s management team has a demonstrated ability to structure and complete large complex transactions in a variety of jurisdictions. We have successfully integrated more than 50 acquisitions in the last 10 years, including the acquisitions of SigmaKalon, AkzoNobel’s North American Decorative Coatings business and Comex. We, along with our financial and legal advisors, have spent considerable time and effort in preparation of our proposal, to enable us to expeditiously agree on and complete this transaction. Our track record and the care with which we have prepared our proposal should provide you with a high level of comfort regarding the completion of a transaction with PPG.

•
Strong Financial Capability: PPG has a strong balance sheet, ample liquidity and solid investment grade ratings from all three major U.S.-based credit rating agencies. We have reliable and ready access to low-cost capital through cash on hand, and both the public debt and equity capital markets. We are committed to maintaining a solid investment grade credit rating. We plan to engage with all three major U.S.-based credit rating agencies prior to the announcement of a potential transaction to ensure our proposed financing structure maintains a solid investment grade rating for the combined company. As I noted in our discussion, we do not require and our proposal would not be subject to a financing contingency.

•
History of Strong Performance: In your 9 March letter, you expressed concern about the value of PPG shares we are offering as partial consideration for the transaction. Over the past five years ending 31 December 2016, PPG has delivered total shareholder return of 146%, outperforming our industry peer group. PPG has paid uninterrupted annual dividends since 1899, including approximately $1.9 billion in dividends in the last five years, and 45 consecutive years of annual per share increases. Our businesses generate top tier financial returns and consistently generate strong cash flow. This history of delivering above-market returns to shareholders, together with our strong financial performance, should give you confidence that, following a combination of our two companies, we can continue to deliver the returns that shareholders have come to expect.

•
Commitment to Communities: PPG has a history of dedicating our financial resources, applying our products and using the energy of our passionate employee volunteers to address the needs of our communities. In 2016, we supported hundreds of community organizations across 25 countries, including 15 COLORFUL COMMUNITIES™ projects throughout Europe, with another 15 projects identified for the region in 2017. This signature program demonstrates our commitment to invest in communities and support projects that transform community spaces, with valued contributions of PPG volunteers and donated PPG products. Since the program’s launch, PPG employee volunteers have completed nearly 60 COLORFUL COMMUNITIES™ projects, including the beautification of the Amsta Karaad residential care facility in Amsterdam, positively impacting 1.8 million people. We also have been a significant financial contributor to the NEMO Science Center in Amsterdam. We match employee charitable contributions in The Netherlands and across Europe in addition to our North American operations.

Strategic Rationale and Industrial Logic
The combined company would be an enhanced global player in paints, coatings and specialty materials, combining complementary products, technologies and geographies, and would:

•	Create a stronger competitor in a highly competitive global marketplace, offering a broader line of products and technologies cost-effectively to a more diverse customer base;

•
Establish an impressive portfolio of flagship technologies and brands, including combining PPG’s electrocoat, compact process, waterborne and light-weighting technologies with AkzoNobel’s advances in sustainable formulations and practices and its global Dulux, Sikkens and International Paint brands;

•
Enhance the speed and breadth of research, development and delivery of new products through an integrated coatings and specialty materials platform with extensive geographic scope and technological reach;

•	Create significant cross-selling opportunities along with a diversified combined sales force to drive incremental sales;

•
Optimize our combined capabilities and footprint across world-class people and facilities, enabling manufacturing and distribution efficiencies and better access to customers in mature and emerging geographies;

•
By adding our Sustainability focus and our COLORFUL COMMUNITIES™ projects together with your Planet Possible and Human Cities initiatives, enhance the benefits to our customers, the environment and the communities in which we live and operate; and

•	Create a larger enterprise that will provide more personal growth opportunities for all our combined employees while enhancing our presence and importance in more communities around the world.

Terms of Revised Proposal
We continue to believe that our initial proposal presented a unique and compelling value for AkzoNobel and its shareholders. However, given the public disclosure of our initial proposal and our desire for a recommended transaction, our Board of Directors has unanimously authorized us to make a very significant increase in the consideration offered to AkzoNobel’s shareholders in an effort to reach a final agreement promptly. Under our revised proposal, PPG would acquire all of AkzoNobel’s outstanding ordinary shares (including ordinary shares represented by American depositary shares) at a value of Eur 90.00, consisting of Eur 57.50 in cash and 0.331 shares of common stock of PPG per outstanding ordinary share (or for each three American depositary shares) (our “Revised Proposal”). The total value of Eur 90.00 is based on PPG’s most recent closing stock price of $105.57 and the prevailing exchange rate ($1.074/Euro) on 20 March 2017.
Our Revised Proposal represents:

•	A value for the total outstanding equity of AkzoNobel of approximately Eur 22.7 billion;

•	A premium of 40% over the unaffected closing price of AkzoNobel of Eur 64.42 on 8 March 2017;

•	A premium of 39% over the 52-week high unaffected closing price of AkzoNobel of Eur 64.81 on 2 March 2017;

•	A premium of 45% over the volume weighted average price per AkzoNobel share of Eur 62.07 over the last three months ending 8 March 2017;

•	A premium of 32% over the unaffected 12-month median broker target price per AkzoNobel share of Eur 68.00; and

•	An attractive implied EV/EBITDA multiple of 11.6x for 2016 (based on 2016 reported financials).
Our Revised Proposal reflects run rate annual synergies of at least $750 million, which we estimate, based on publicly available information, could be achieved from a combination of our companies. Our Revised Proposal provides a premium valuation for all of AkzoNobel as presently constituted, including the coatings businesses and the specialty chemicals business. We continue to believe that all stakeholders will benefit from the combined, stronger and more competitive company.
Our Revised Proposal is further based on a number of assumptions, including (i) the absence of a material adverse change to AkzoNobel’s business, structure, operations and financial condition since the end of the year; (ii) that AkzoNobel’s business has been and will be run in the ordinary course consistent with past practice, including retaining the specialty chemicals business; (iii) that the proposed offer price will be reduced by any dividends declared or paid after the date of this letter and during the pendency of the proposed transaction; (iv) that approximately 254.0 million fully diluted AkzoNobel ordinary shares are issued at the closing of the proposed transaction (including shares underlying outstanding options and conditional shares), of which 1.73 million shares are held in treasury by AkzoNobel, and that no cumulative preference shares are issued; (v) that we reach an amicable agreement with AkzoNobel’s pension trustee in the United Kingdom with respect to the proposed transaction; and (vi) that the proposed transaction will be supported and recommended by the Board of Management and the Supervisory Board of AkzoNobel.

Compelling Opportunity
Our Revised Proposal improves on a highly attractive opportunity for AkzoNobel’s shareholders to realize extraordinary value, by any measure, for their shares in AkzoNobel. It provides them with a premium valuation and the opportunity to receive substantial and immediate cash consideration and participate in the success of the enterprise through ownership of shares in the combined company. Furthermore, a combination of PPG and AkzoNobel would create significant synergies and result in enhanced earnings growth prospects for the combined company in the coming years, which will also accrue to the benefit of all stakeholders of the combined business.
Financing
The proposed transaction would be funded through a combination of existing cash on PPG’s balance sheet and existing and new third party financing. Our financial advisor, Goldman Sachs, has devoted substantial time and resources to prepare a full financing package to facilitate the proposed transaction. Goldman Sachs has advised our Board of Directors that it is highly confident it can arrange the financing for the proposed transaction. We would provide AkzoNobel with fully underwritten commitment letters in connection with the execution of a merger protocol that would enable us to comply with the certain funds requirements under Dutch law.
Non-Financial Terms and Covenants
We believe that, if given the opportunity to engage in discussions with you, we can address all of the concerns that AkzoNobel has raised with respect to a business combination with PPG. We have great respect for your employees and communities, a respect evidenced in PPG’s own commitment to its employees, communities and other stakeholders.

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Commitment to Research and Development. Like AkzoNobel, PPG is embedded in the communities in which we operate and committed to investing to discover and develop new products and technologies. Far from weakening AkzoNobel’s long term commitment to research and development initiatives at major European universities and research centers, we have every intention of continuing that commitment. PPG is an innovation leader in technology advanced coatings, and has invested over $2.3 billion in the past five years in research and development, averaging more than 3% of our net sales. We have more than 3,500 technical employees at more than 100 global locations. PPG anticipates continued substantial investment in research and development for Akzo’s businesses.

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Commitment to Employees. With your cooperation, we are confident we can substantially alleviate any uncertainties that employees may feel with respect to a business combination with PPG. At PPG, we understand the importance of employees to the long-term success of our company, and the importance of investing in our employees. PPG will respect the existing employment terms of the employees of AkzoNobel, including any existing social plans, pension plans and covenants, as well as the terms of the existing individual employment agreements between AkzoNobel and its employees, in accordance with their terms.

As we have said, we envision that the heritage of AkzoNobel’s culture and best practices will be reflected in the composition of the leadership, management and employees of the combined company, and in the locations where the businesses operate in the future. We are confident that there will continue to be attractive and enhanced career opportunities for employees of AkzoNobel at the combined company. We look forward to discussing this transaction with AkzoNobel’s works councils and unions in more detail, allowing us to share our views on the importance of employees and employment conditions and to address any questions they may have.

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Commitment to The Netherlands. While the overall combined company will be headquartered in Pittsburgh, we expect AkzoNobel’s current locations in The Netherlands and throughout Europe to continue to play an important and meaningful continuing role in the future operations of the combined company.

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Pensions. We appreciate the importance to your pensioners, regulators, and government, of ensuring that any proposed transaction does not negatively impact AkzoNobel’s pensions. We believe that, after discussion with your pension trustees, we will be able to provide them with the assurance that they seek with respect to a business combination with PPG, as you did when you acquired ICI Plc. We have every intention of ensuring that AkzoNobel’s pensions receive sufficient commitments from the larger, financially stronger combined company such that the pensions would be protected in the context of the business combination.

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Governance and Management. We anticipate that the stewardship provided by AkzoNobel’s leadership would continue at the combined company. In addition to adding an AkzoNobel director to PPG’s current Board of Directors to help guide the future direction and strategy of the enlarged, global company, we would anticipate significant opportunities for AkzoNobel’s management team to contribute to the long-term success of the combined company. PPG has a history of providing opportunities for leadership and growth to employees of acquired businesses, including the management teams. As a point of reference, approximately twenty-five (25) of our current one hundred (100) leaders, including two (2) of our seven (7) executive officers, joined PPG via an acquisition of their company and play critical roles in our businesses today. We hope to discuss with you the best way to combine the PPG and AkzoNobel management teams to successfully lead the combined company.

•	Brands. The combined company will continue the legacies of both companies, including the use of flagship brands and technologies and investment in research, development and innovation.

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Corporate Social Responsibility. The combined company will also continue to maintain a commitment to operate in a sustainable and socially-responsible manner. PPG has demonstrated a strong commitment to sustainability, with more than 30% of our net sales from sustainable products, and significant reductions in energy intensity and greenhouse gas emissions. We will soon be reporting in our 2016 Sustainability Report that since 2012, we have reduced our waste disposal intensity by 11% and reduced our greenhouse gas intensity by 29%, to mention just a few of our accomplishments. Our efforts and activities have been recognized worldwide, including in 2015, when Fiat Chrysler Automobiles Group named PPG its “Sustainability Supplier of the Year” for the Europe, Middle East and Africa region. To aid us in addressing the concerns of employees and other stakeholders, we would expect to form an integration committee with representatives from both companies to help manage a successful integration of our two companies and preserve the strengths and cultures of each.

Conditions
Assuming completion of customary due diligence satisfactory to PPG and its advisors, the commencement of the proposed transaction would be subject to customary conditions, including:

•	Compliance with co-determination proceedings and notification proceedings required in connection with the proposed transaction; and

•	Approval of the offer documents by the Dutch Financial Markets Authority.
After commencement of the proposed transaction, closing (i.e., declaring the public offer unconditional) would be subject to customary conditions, including:

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Receipt of required regulatory approvals. We appreciate AkzoNobel’s desire to confirm that a combination of our two companies could be completed on a timely basis and without value leakage that would undermine the strategic rationale of the transaction. As I emphasized in our previous discussion, we and our advisors have invested significant time and effort, based on publicly available information regarding AkzoNobel, to assess the regulatory approvals that would be required in connection with the proposed transaction. Based on the work we have done thus far, we are confident that our two companies will be able to address any competition issues that might arise without impairing the value that a combination would achieve for our respective stakeholders. We strongly suggest that you instruct your outside antitrust counsel to begin discussions with ours to enable us to jointly confirm our view and approach to obtaining all regulatory approvals on a timely basis.

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Approval of the issuance of PPG common stock by PPG’s shareholders in connection with the proposed transaction. Given the value represented by the combination of our two companies and the other compelling benefits of the proposed transaction, as well as the reaction thus far to the public disclosure of a possible transaction, we are confident that our shareholders will welcome the combination of our two companies. We would hold a meeting of PPG shareholders as promptly as possible to obtain this approval well before the anticipated closing of the transaction.

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The minimum acceptance level of 95% being achieved, subject to PPG’s right to waive this condition either in whole or in part. PPG may be willing to agree in advance that it will waive the minimum acceptance condition in part, if, among other things, the following conditions have been satisfied at the end of the acceptance period: (i) AkzoNobel’s extraordinary general meeting of shareholders has voted in favor of one or more post-closing restructuring measures and such resolution is in full force and effect and (ii) at least 80% of AkzoNobel’s issued and outstanding shares on a fully diluted basis have been tendered under the public offer.

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The foundation Stichting AkzoNobel not having exercised its voting rights in respect of any priority shares in a manner which may have an adverse effect on the proposed transaction or PPG and, subject only to PPG’s announcement that the offer is declared unconditional, the foundation Stichting AkzoNobel selling and transferring its priority shares in AkzoNobel to PPG for the nominal value of such shares.

•	No material adverse change having occurred after the date of the merger protocol.

•	The absence of a material breach of the agreed-upon merger protocol by either party.
Due Diligence and Merger Protocol
Our Revised Proposal is based on public information regarding AkzoNobel. In order to confirm our assumptions, we will need access to additional information about AkzoNobel. We and our financial, tax and legal advisors are prepared to move quickly to complete our due diligence review and proceed expeditiously toward the execution of the merger protocol. We would look to minimize the resources and time required of AkzoNobel’s businesses by providing you with specific data requests and a number of targeted meetings with key management to complete our evaluation of customary financial, accounting, pension, tax and legal matters.
We believe that this process can be undertaken with minimal disruption to AkzoNobel and can be completed on an expedited basis. As you know, we have engaged Goldman Sachs as our financial advisor, and Wachtell, Lipton, Rosen & Katz and Allen & Overy as legal counsel, to advise us in the proposed transaction. They stand ready to work with us to commence and complete the due diligence review quickly, and to discuss and agree on the terms of the merger protocol.
Conclusion
This letter is non-binding, does not constitute a formal offer to purchase or a public bid, and is subject to, among other things, the satisfactory completion of our due diligence review, the negotiation and execution of mutually satisfactory definitive documentation approved by our Board of Directors. This letter does not create or constitute any legally binding obligation, liability or commitment by PPG or any of its affiliates regarding the proposed transaction, and there will be no legally binding agreement between us regarding the proposed transaction unless and until a definitive merger protocol is executed by PPG and AkzoNobel.
We expect that this letter will remain confidential and that its existence and content will not be disclosed to any person other than AkzoNobel’s Management Board and Supervisory Board and their advisors who need to know such information solely for purposes of evaluating the proposed transaction. This letter and the Revised Proposal will be exclusively governed by and must be construed in accordance with Dutch law.
We believe that the potential transaction outlined in this letter remains a highly compelling opportunity for both AkzoNobel and PPG, our respective shareholders and other stakeholders, including customers and employees. The larger, combined business would provide employees increased opportunities and better serve customers with significant research and development capabilities. We urge you to engage in discussions with us immediately so that we can quickly proceed toward the consummation of a business combination of our two companies and deliver the benefits inherent in such a combination to our respective stakeholders.

Sincerely,
/s/ Michael H. McGarry
Michael H. McGarry
Chairman and Chief Executive Officer